EXHIBIT 10.58

JUNE 2006 AMENDMENT
TO
SERVICES AND LICENSE AGREEMENT

This June 2006 Amendment (“Amendment”) to the Services And License Agreement ("Agreement"), is made as of the 1st day of June, 2006 (the "Effective Date of Amendment") by and between Blue Cross and Blue Shield of Vermont ("BCBS"), with its principal place of business at 445 Industrial Lane, Montpelier, Vermont 05602, and CareAdvantage, Inc. ("CAI") with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830.

Whereas, the parties have entered into the Agreement effective as of September 1, 2004;

Whereas, the parties desire to amend the Agreement to adjust the contract year to coincide with a calendar year and to extend the term;

Now, Therefore, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

First: Clause (b) of Section 4.1 of the Agreement is amended in its entirety as follows:

(b) as compensation for the grant of the license and for the Recurring Services for each member in the Covered Population (I) commencing June 1, 2006, through December 31, 2006, $* PMPM; and (II) commencing January 1, 2007, through December 31, 2007, $* PMPM.

Second:  Attachment 4.2 is amended in its entirety in the form attached hereto.

Third: Section 4.4.2 is amended in its entirety as follows:

4.4.2 Annual Adjustment. Commencing January 1, 2008, the fees for 2007 set forth in Section 4.1(b) and in Attachment 4.2 shall increase by * (*) percent for each year after 2006 that this Agreement remains in effect.

Fourth: There is added a new Section 4.5 as follows:

4.5. Performance Standards; Penalty. CAI shall provide the Deliverables set forth in Attachment 4.5; in the event that CAI fails to provide a Deliverable, then CAI shall pay to BCBS the penalty specified in the aforesaid attachment. Any penalty shall be paid within thirty (30) days of the date of the event that gives rise to the penalty.

Fifth: Section 5.1 is amended in its entirety as follows:

5.1  Term. The term of this Agreement shall terminate on December 31, 2007, and shall renew automatically for successive one (1) year terms, unless either party provides the other with notice of non-renewal not less than ninety (90) days prior to the end of the scheduled term.

Sixth: There is added a new Attachment 4.5 as attached hereto.

Seventh: In all other respects the Agreement shall remain in full force and effect.

In Witness Whereof, the parties hereto have hereunto set their hands and seals as of the date written above.

CAREADVANTAGE, INC.	BLUE CROSS AND BLUE SHIELD OF VERMONT

By: /s/ Dennis J. Mouras Title: CEO	By: /s/ Don C. George Title: Vice President Managed Health Systems
Date: 7/5/2006	Date: June 27, 2006

ATTACHMENT 4.2

FEES FOR ADDITIONAL SERVICES

The following schedule shall apply from June 1, 2006 to December 31, 2006:

CAI Standard Rates
Consulting Level	Hourly Rates		Daily Rates
Analyst	$	*	$	*
Consultant	$	*	$	*
Sr. Consultant	$	*	$	*
Manager	$	*	$	*
Sr. Manager	$	*	$	*
Director	$	*	$	*
Sr. Medical Director	$	*	$	*
Vice President	$	*	$	*
VP, National Medical Director	$	*	$	*

The following schedule shall apply from January 1, 2007, to December 31, 2007:

CAI Standard Rates
Consulting Level	Hourly Rates		Daily Rates
Analyst	$	*	$	*
Consultant	$	*	$	*
Sr. Consultant	$	*	$	*
Manager	$	*	$	*
Sr. Manager	$	*	$	*
Director	$	*	$	*
Sr. Medical Director	$	*	$	*
Vice President	$	*	$	*
VP, National Medical Director	$	*	$	*

ATTACHMENT 4.5

PERFORMANCE STANDARDS

Goal	Tasks	Criteria for Measuring Results	Deliverable	Penalty for Failure to Provide Deliverable
Provide current data in RPNavigator	Continue to work with BCBSVT staff and designated data vendors, to support accurate and timely submission of clean data extract by BCBSVT to CAI	Timely delivery of BCBSVT updated data in RPNavigator	Deliver release of BCBSVT data in RPNavigator no later than 8 weeks after receipt of clean data extract from BCBSVT	$* *

Provide actionable information with each release of BCBSVT data in RPNavigator	CareAdvantage will prepare and submit a written document to BCBSVT, containing findings and recommendations, after each release of RPNavigator	Timely delivery of written report	Deliver written report containing findings and recommendations no later than 3 weeks of release of BCBSVT data in RPNavigator	$*

* No penalty is payable in the event BCBSVT delivers clean data extract more than 3 days after delivery is due

SERVICES AND LICENSE AGREEMENT
Agreement made as of the 1st day of September 2004 (“Effective Date”), by CareAdvantage, Inc. (“CareAdvantage” or “CAI”), a Delaware corporation with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830, and Blue Cross and Blue Shield of Vermont (“BCBSVT”), with its principal place of business at 445 Industrial Lane, Montpelier, Vermont 05602.

Whereas, CareAdvantage offers to process health care data through its proprietary RPNavigator software (which uses Clinical Risk Groups (“CRGs”) and to make the results available through its web-based RPNavigator Secure Information Portal (“Portal”);

Whereas, CareAdvantage also offers certain services with respect to health care data;

Whereas, BCBSVT desires CareAdvantage to process certain health care data (i.e., inpatient, outpatient, professional and pharmacy claims as well as physician encounter data) from its HMO, POS, PPO and ASO product lines, to license from CareAdvantage access to CareAdvantage’s RPNavigator Secure Information Portal and to purchase from CareAdvantage certain services, all on the terms set forth herein,

Now, Therefore, in consideration of the premises the parties agree as follows:

1.	Services.

1.1. Implementation Services.  CareAdvantage shall perform the implementation services (“Implementation Services”) described in Attachment 1.1.

1.2. Recurring Services. During the term of this Agreement, CareAdvantage shall perform the services (“Recurring Services”) described in Attachment 1.2.

1.3. Additional Services. At BCBSVT’s request, CareAdvantage shall perform such additional services as the parties may agree.

2.	License.

2.1. Definitions. As used in this Agreement, the terms below are defined as follows:

(a) “BCBSVT Data” means data provided to CareAdvantage by BCBSVT pursuant to this Agreement.

(b) “Information” means all information made available through the Portal, including BCBSVT Data that is categorized, aggregated, displayed, arrayed, or otherwise made available through the Portal.

(c) “PMPM” means Per Member Per Month.

(d) “Covered Population” means the members eligible to participate in BCBSVT’s HMO, POS, PPO and ASO product lines.

2.2. Grant of License. Subject to the terms and conditions of this Agreement, during the term of this Agreement CareAdvantage grants BCBSVT the non-exclusive right to access and use CareAdvantage’s RPNavigator Secure Information Portal (the “Portal”). CareAdvantage will provide BCBSVT with accounts accessible solely by password for fifteen (15) concurrent users. BCBSVT may purchase licenses for additional concurrent users for an additional annual fee of $* per additional concurrent user.

2.3.  Portal Access. BCBSVT shall be responsible for obtaining the requisite common carrier communication lines and Internet connections to access the Portal.

2.4. Security. CareAdvantage requires and enforces 128 bit encryption for web access to the Portal. CareAdvantage will limit access to the BCBSVT Data maintained at the Portal to those persons authorized by BCBSVT and provided a password by BCBSVT. BCBSVT shall be responsible for the confidentiality of passwords assigned to it and shall be solely responsible for any authorized or unauthorized access to BCBSVT Data using such passwords. In addition, BCBSVT shall be responsible for the configuration and maintenance of the web browser software.

2.5.  Ownership. The Portal contains materials (including but not limited to programs, methods, design and screen formats) proprietary to CareAdvantage and/or to third parties (“Third Party Suppliers”) and licensed to CareAdvantage (collectively, “CareAdvantage Materials”). CareAdvantage and Third Party Suppliers retain title and ownership to the CareAdvantage Materials; provided, however, that in no event shall CareAdvantage Materials be deemed to include BCBSVT Data, which shall remain the sole property of BCBSVT.

2.6.  Proprietary Rights; Corporate Names. BCBSVT understands and agrees that CareAdvantage and its Third Party Suppliers have proprietary rights in certain trademarks, service marks, trade names, corporate names and in the format of the reports used for displaying and arraying the BCBSVT Data (the “Intellectual Property”). BCBSVT agrees not to use the Intellectual Property in any way that would infringe the rights of CareAdvantage and its Third Party Suppliers. BCBSVT agrees not to alter, remove, or obscure any copyright notices or other proprietary notices on and in any part of the Portal and to include on and in any copies of reports printed from the Portal the following: “All copyrights in and to CRGs are owned by 3M. All rights reserved. All copyrights in and to the algorithms other than CRGs presented in this report, are owned by CareAdvantage, Inc. All rights reserved.”

2.7.  Authorized Use of Portal and Information. BCBSVT is authorized to use the Portal and Information solely in accordance with this Agreement. BCBSVT is authorized to view the BCBSVT Data in any of the reports available at the Portal, to print any such report, and to use any such report solely for its own purposes in providing and administering health insurance and benefits (including but not limited to making copies of such reports and providing copies of such reports to its customers). Any other use of the Portal or Information by BCBSVT is prohibited and except as authorized herein, BCBSVT shall not transmit, divulge, or publish any part of the contents or substance of the Portal or in any way provide the Information, or any part thereof, to any other person; provided, however, that the foregoing shall not in any way limit BCBSVT’s use of the BCBSVT Data.

2.8.  Warranties.

2.8.1. Ownership. CareAdvantage warrants that it is the owner of the Portal and that it has the full power, authority and right to license such Portal in the manner set forth in this Agreement. In the event any third party claims that the Portal infringes on any patent, copyright, trademark or trade secret, CareAdvantage will, at its option, defend BCBSVT against such claim, obtain the right to use such patent, copyright, trademark or trade secret, or refund any monies paid on account of this Agreement.

2.8.2. No Other Warranties. CareAdvantage shall furnish to BCBSVT access to and use of the Portal as promptly and accurately as is reasonably practicable. WITH RESPECT TO THE INFORMATION AND THE PORTAL, EXCEPT AS PROVIDED IN SECTION 2.8.1, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. No oral or written information or advice given by CareAdvantage, its agents, employees, affiliates, directors, or officers, shall create a warranty or in any way increase the scope of this warranty.

2.9.  Limitation of Liability. The liability of any or all of CareAdvantage, its Third Party Suppliers and their respective affiliates, agents or licensors and any other person claiming through, on behalf of, or as harmed by BCBSVT, is limited to a refund of any monies paid on account of this Agreement to CareAdvantage by BCBSVT for the period at issue. Neither CareAdvantage nor its Third Party Suppliers and their respective affiliates, agents or licensors shall be liable to BCBSVT or to any other person for indirect, punitive, special, consequential or incidental damages (including, but not limited to, loss of profits or anticipated profits, loss by reason of shutdown in operation or increased expenses of operation, or other indirect loss or damage) of any nature arising from any cause whatsoever, even if CareAdvantage, its Third Party Suppliers, or their respective affiliates, agents or licensors have been advised of the possibility of such damages.

3.	Business Associate Addendum. The parties agree that the terms of the Business Associate Addendum set forth in Attachment 3.3 shall be deemed a part of this Agreement.

4.	Compensation.

4.1. Generally. BCBSVT shall pay CareAdvantage for the services and license provided under this Agreement as follows:

(a) * for the Implementation Services, (which shall include the training describe in Attachment 4.1); plus

(b) as compensation for the grant of the license and for the Recurring Services $* PMPM for each member in the Covered Population, commencing as of the Effective Date.

Compensation payable pursuant to paragraph (b) of this Section 4.1 shall be payable as of the last day of each month during the term of this Agreement. Payments made pursuant to the foregoing sentence shall be reconciled to the eligibility data for the Covered Population BCBSVT makes available to CareAdvantage each recurring update, and CareAdvantage shall pay any reconciling adjustment to BCBSVT within thirty (30) days of its making a determination that such adjustment is owing, and BCBSVT shall pay any reconciling adjustment to CareAdvantage within thirty (30) days of CareAdvantage’s notifying it in writing that such adjustment is owing.

4.2. Additional Services. BCBSVT shall pay CareAdvantage for Additional Services in accordance with Attachment 4.2, or on such other terms as the parties may agree.

4.3. Expenses. BCBSVT shall reimburse CareAdvantage for CareAdvantage’s reasonable out-of-pocket expenses incurred in providing services under this Agreement, including expenses for travel, lodging and meals. BCBSVT shall pay CareAdvantage within thirty (30) days of its receipt of CareAdvantage’s invoice for such expenses.

4.4. Adjustments.

4.4.1. On Account of Changes in Covered Population. CareAdvantage’s compensation under Section 4.1(b) has been determined by assuming that BCBSVT will provide a Covered Population of at least * members plus or minus * members. If the Covered Population increases beyond * members or decreases below * members, then at a party’s request the parties agree to renegotiate in good faith the rate of the PMPM fees.

4.4.2. Annual Adjustment. Commencing on the first anniversary of the Effective Date, the fees set forth in Section 4.1(b) and in Attachment 4.2 shall increase by * (*) percent for each year or fraction thereof that this Agreement remains in effect.

5.	Term and Termination.

5.1. Term. The term of this Agreement shall commence on the Effective Date and continue in effect through and including the second anniversary of the Effective Date. Thereafter, this Agreement shall automatically renew for successive one-year terms unless either party provides the other with ninety (90) days’ advance written notice of termination. Notwithstanding the foregoing, at any time during the initial five-month period following the Effective Date, and for any reason or no reason, BCBSVT may notify CareAdvantage in writing that it intends to terminate this Agreement on the six-month anniversary of the Effective Date, in which case this Agreement shall terminate on such six-month anniversary.

5.2 Termination. In the event that either party materially defaults in the performance of any of its duties or obligations under this Agreement and does not substantially cure such default or defaults within 30 days after being given written notice specifying the default or defaults, then the non-defaulting party may terminate this Agreement immediately by giving notice to that effect to the defaulting party.

6.
Defense of Litigation Except as provided by Section 2.8.1, each party shall be responsible at its own expense for defending itself in any litigation brought against it, whether or not the other party is also a defendant, arising out of any aspect of activities undertaken in connection with this Agreement. Each party agrees to provide the other party information in its possession which is necessary to the other party's defense in such litigation.

7.	Additional Requirements.

7.1. Independent Contractors. The relationship of the parties under this Agreement shall be that of independent contractors. Neither shall have any claim under this Agreement or otherwise against the other party as a joint venturer or partner.

7.2. Proprietary Rights. Subject to Section 2.6, neither party shall use the name, logos, trademarks, or servicemarks of the other without the other's prior written consent, except that CareAdvantage may include BCBSVT in its listing of clients.

8.	Miscellaneous.

8.1. Compliance with Laws. Each party shall, throughout the term of this Agreement, use its best efforts to be in continuous compliance with all applicable laws.

8.2. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt, and shall be addressed as follows:

If to BCBSVT:                       Blue Cross and Blue Shield of Vermont
445 Industrial Lane
Montpelier, Vermont 05602
Attention:  Don C. George
Vice President, Managed Care

If to CareAdvantage:          CareAdvantage, Inc.
Metropolitan Corporate Center
485-C Route One South
Iselin, New Jersey 08830
Attention:    Dennis Mouras,
President & Chief Executive Officer

8.3.  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of laws.

8.4.  Entire Agreement. Except as provided herein, this Agreement and its attachments constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties. It may not be released, discharged, or modified except by an instrument in writing signed by a duly authorized representative of each of the parties.

8.5.  Binding Agreement; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and subcontractors. No party hereto shall sell, assign, transfer, convey, subcontract or otherwise dispose of its rights or obligations under, title to, or interest in, this Agreement, in whole or in part, to a third party other than a wholly-owned subsidiary without the prior written consent of the other party, which consent shall not be unreasonably withheld.

8.6.  Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

8.7. Disputes. In the event of any dispute between the parties hereto arising out of or concerning this Agreement, the parties agree to use their reasonable best efforts to resolve any such dispute amicably, in good faith, and expeditiously prior to resorting to litigation.

8.8. Injunctive Relief. The parties acknowledge that in the event of the breach of certain provisions of this Agreement, including Sections 2.6, 2.7 and 7.2, they may not have an adequate remedy at law and will suffer irreparable damage and injury. Therefore, in addition to any other remedy available, each party agrees that if it violates any of such provisions, the non-breaching party shall be entitled to injunctive relief, without bond, from a court of competent jurisdiction.

8.9. Waiver. No waiver by any party of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision of this Agreement.

8.10.  Impossibility of Performance. No party shall be deemed to be in violation of this Agreement if prevented from performing any obligation hereunder due to matters that are beyond its control, including without limitation acts of war or terrorism, strikes, riots, floods, storms, earthquakes, other elements or acts of God or the public enemy, utility or communication failure or delays, labor disputes, strikes, or shortages, equipment failures, or software malfunctions.

8.11. Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one and the same instrument.

In Witness Whereof, the parties have executed this Agreement as of the date set forth above.

CAREADVANTAGE, INC.	BLUE CROSS AND BLUE SHIELD OF VERMONT

By: /s/ Dennis J. Mouras Title: CEO	By: /s/ Don C. George 9-2-2004 Title: Vice President

ATTACHMENT 1.1

IMPLEMENTATION SERVICES

CAI estimates that it will require five to six weeks to process the initial claims data once the Information Gathering stage is completed.

CAI projects the following timeline:

Information Gathering

•	Review business environment

•	Gather business rules

•	Review claims system(s)

•	Develop claims data requirements

•	Develop system deployment, access and usage plan (i.e., user entitlements, etc.)

•	Develop\finalize implementation plan

•	Prepare processing environment

•	BCBSVT prepare and deliver to CAI required claim data which will include claims incurred from January 1, 2001, through January 31, 2004, and paid any time

Weeks 1 to 2 (Begins when claims data is received)

•	Load data into processing environment

•	Conduct technical and initial clinical review of data (review for completeness)

•	Begin initial programming for data conversion

•	Produce initial claims data review report

•	Test data conversion programming

•	Run data through conversion program

Weeks 3 to4

•	Validate data conversion

•	Prepare\run data though CRGs algorithm

•	Validate CRG assignments (validity check)

•	Conduct a clinical analysis

•	Configure RPNavigator backend systems to support BCBSVT

•	Program reports to generate analyses against actual data elements

Weeks 5 to 6

•	Review RPNavigator analyses results

•	Test RPNavigator configuration against documented system deployment and usage plan

•	Configure and assign BCBSVT user entitlements

•	Conduct two (2) days of on-site consulting to include user training, data analytical review and operational integration

•	Provide BCBSVT users access to RPNavigator Secure Information Portal

•	Deliver observations summary report

Also, as part Implementation, CAI will generate custom prospective relative weights for CRGs that BCBSVT may use to predict future resource consumption and costs.

ATTACHMENT 1.2

RECURRING SERVICES

1. CareAdvantage will maintain a telephone support desk for technical and clinical inquiries 8:30 am through 5:30 pm, Eastern Time, during each business day.

2. On a quarterly basis, BCBSVT will provide CareAdvantage with paid claims data for all claims in the Covered Population. Within approximately four weeks of CareAdvantage’s receipt of this data, CareAdvantage will:,

•	Load data into data processing environment

•	Conduct technical and initial clinical review of data (review for completeness)

•	Run data through conversion program

•	Validate data conversion

•	Prepare\run data files though CRG algorithms

•	Validate CRG assignments (validity check)

•	Conduct clinical analysis

•	Program reports to generate analyses with updated data elements

•	Review RPNavigator analyses results

•	Move into production environment

•	Deliver observations summary report (which includes changes from previous periods)

Thereafter, CareAdvantage will conduct on-site consulting, including data analytical and operational integration reviews

(The four-week schedule provided by Section 2 of this Attachment assumes that there has been no change from Implementation in BCBSVT’s claims system(s) and business rules. In the event of any such changes, the four-week schedule is subject to adjustment, and upon mutual agreement of the parties, any additional services required by CAI on account of such changes will be billed in accordance with Attachment 4.2.) In the event of any such changes and the parties’ failure to agree on additional services thereby required, CAI may terminate this Agreement on fifteen (15) days’ prior written notice.

ATTACHMENT 3.3

BUSINESS ASSOCIATE ADDENDUM

This addendum (“Addendum”) is effective upon execution, and amends and is made part of the Service and License Agreement dated as of September 1, 2004, by and between CareAdvantage, Inc. (“CAI”) and Blue Cross and Blue Shield of Vermont (“Plan”).

A.	Background Statements.

1.
The Parties acknowledge that Plan is a Covered Entity required to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its implementing regulations (45 C.F.R. Parts 160-164).

2.
The Parties agree that, pursuant to Agreement, CAI is performing certain functions including, but not limited to, medical leadership and clinical support, utilization review, grievance and appeals, after hours back-up physician review coverage, and case management support on behalf of Plan and that when performing these functions CAI is acting as a Business Associate of Plan.

3.	Plan and CAI mutually agree to modify Agreement to incorporate the terms of this Addendum to comply with the requirements of the HIPAA and its implementing regulations.

B.	Privacy of Protected Health Information.

1.
Permitted Uses and Disclosures. CAI is permitted or required to use or disclose Protected Health Information it creates or receives for or from Plan or to request Protected Health Information on Plan’s behalf only as follows:

a)
Functions and Activities on Plan’s Behalf. Except as otherwise limited in this Addendum, CAI is permitted to request the minimum necessary protected health information on Plan’s behalf, and to use and to disclose the minimum necessary Protected Health Information to perform functions, activities, or services for or on behalf of Plan, as specified in Agreement.

b).
CAI’sOperations. CAI may use the minimum necessary Protected Health Information for CAI’s proper management and administration or to carry out CAI’s legal responsibilities. CAI may disclose the minimum necessary Protected Health Information for CAI’s proper management and administration or to carry out CAI’s legal responsibilities only if:

(i)	The disclosure is required by law; or

(ii)	CAI obtains reasonable assurance, evidenced by written contract, from any person or organization to which CAI will disclose Protected Health Information that the person or organization will:

a.	Hold such Protected Health Information in confidence and use or further disclose it only for the purpose for which CAI disclosed it to the person or organization or as required by law; and

b.
Promptly notify CAI (who will in turn promptly notify Plan) of any instance of which the person or organization becomes aware in which the confidentiality of such Protected Health Information was breached.

c)	Data Aggregation. CAI may use Protected Health Information of Plan to provide Data Aggregation Services to Plan.

2.
Prohibition on Unauthorized Use or Disclosure. CAI will neither use nor disclose Protected Health Information except as permitted or required by this Addendum, as otherwise permitted in writing by Plan, or as required by law. This Addendum does not authorize CAI to use or disclose Protected Health Information in a manner that would violate the requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (45 C.F.R. Parts 160-64) if done by Plan, except as set forth in Section B(1)(b).

3.
Information Safeguards. CAI will develop, implement, maintain, and use appropriate administrative, technical, and physical safeguards, in compliance with Social Security Act §1173(d) (42 U.S.C. §1320d-2(d)), 45 Code of Federal Regulations §164.530(c) and any other implementing regulations issued by the U.S. Department of Health and Human Services. The safeguards will be designed to preserve the integrity and confidentiality of, and to prevent intentional or unintentional non-permitted or violating use or disclosure of, Protected Health Information. CAI will document and keep these safeguards current.

4.
Sub-Contractors and Agents. CAI will require any of its subcontractors and agents, to which CAI is permitted by this Addendum or in writing by Plan to disclose Protected Health Information, to provide reasonable assurance, evidenced by written contract, that such subcontractor or agent will comply with the same privacy and security obligations as CAI with respect to such Protected Health Information.

C.	Individual Rights.

1.
Access. CAI will, within 15 days after Plan’s request, make available to Plan or, at Plan’s direction, to the individual (or the individual’s personal representative) for inspection and obtaining copies any Protected Health Information about the individual that is in CAI’s custody or control, so that Plan may meet its access obligations under 45 Code of Federal Regulations §164.524.

2.
Amendment. CAI will, upon receipt of notice from Plan, promptly amend or permit Plan access to amend any portion of the Protected Health Information, so that Plan may meet its amendment obligations under 45 Code of Federal Regulations §164.526.

3.
Disclosure Accounting. CAI shall document disclosures of Protected Health Information and information related to such disclosures as would be required for Plan to respond to a request by an individual for an accounting of disclosures of Protected Health Information in accordance with 45 Code of Federal Regulations §164.528 and shall provide such information to Plan upon request so that Plan may meet its disclosure accounting obligations under 45 Code of Federal Regulations §164.528.

4.
Restriction Requests; Confidential Communications. CAI will comply with any agreements for confidential communications of which it is aware and to which Plan agrees pursuant to 45 C.F.R. §164.522(b) by communicating with Members using agreed upon alternative means or alternative locations.

5.
Inspection of Books and Records. CAI will make its internal practices, books, and records, relating to its use and disclosure of Protected Health Information, available to Plan and to the U.S. Department of Health and Human Services to determine compliance with 45 Code of Federal Regulations Parts 160-64 or this Addendum.

D.	Breach of Privacy Obligations.

1.
Reporting. CAI will report to Plan any use or disclosure of Protected Health Information not permitted by this Addendum or in writing by Plan. CAI will make the report to Plan’s Legal Department not more than 5 days after CAI learns of such non-permitted use or disclosure. CAI’s report will at least:

a)	Identify the nature of the non-permitted use or disclosure;

b)	Identify the Protected Health Information used or disclosed;

c)	Identify who made the non-permitted use or disclosure and who received the non-permitted or violating disclosure;

d)	Identify what corrective action CAI took or will take to prevent further non-permitted uses or disclosures;

e)	Identify what CAI did or will do to mitigate any deleterious effect of the non-permitted use or disclosure; and

f)	Provide such other information, including a written report, as Plan may reasonably request.

2.	Termination of Agreement.

a)
Right to Terminate for Breach. Plan may terminate Agreement if it determines, in its reasonable discretion, that CAI has materially breached any provision of this Addendum and, on notice of such material breach or violation from Plan, CAI fails to take reasonable steps to cure the breach or end the violation. If CAI fails to cure the material breach or end the violation within 30 days after receipt of Plan’s notice, Plan may terminate Agreement by providing CAI written notice of termination, stating the uncured material breach or violation that provides the basis for the termination and specifying the effective date of the termination.

b)	Obligations upon Termination.

(i)
Return or Destruction. Upon termination, cancellation, expiration or other conclusion of Agreement, CAI will if feasible return to Plan or destroy all Protected Health Information, including all Protected Health Information in whatever form or medium (including any electronic medium) and all copies of and any data or compilations derived from and allowing identification of any individual who is a subject of Protected Health Information. CAI will complete such return or destruction as promptly as possible, but not later than 60 days after the effective date of the termination, cancellation, expiration or other conclusion of Agreement. CAI will identify any Protected Health Information that cannot feasibly be returned to Plan or destroyed. CAI will limit its further use or disclosure of that Protected Health Information to those purposes that make return or destruction of that Protected Health Information infeasible. Within 60 days after the effective date of the termination, cancellation, expiration or other conclusion of Agreement, CAI will (a) certify on oath in writing to Plan that such return or destruction has been completed, (b) deliver to Plan the identification of any Protected Health Information for which return or destruction is infeasible, and (c) certify that it will only use or disclose such Protected Health Information for those purposes that make return or destruction infeasible.

(ii)
Continuing Privacy Obligation. CAI’s obligation to protect the privacy of the Protected Health Information it created or received for or from Plan will be continuous and survive termination, cancellation, expiration or other conclusion of Agreement.

(iii)
Other Obligations and Rights. CAI’s other obligations and rights and Plan’s obligations and rights upon termination, cancellation, expiration or other conclusion of Agreement will be those set out in Agreement.

E.	Security Rule. The following provisions of this Addendum apply to the extent that Company creates, receives, maintains, or transmits electronic PHI on behalf of Plan.

1.
Company shall ensure that any agent, including a subcontractor, to whom it provides electronic PHI agrees in writing to implement and use administrative, physical, and technical safeguards that reasonably and appropriately protect the Confidentiality, Integrity, and Availability of the electronic PHI. Company must enter into the written contract before any use or disclosure of electronic PHI by such agent, and such written contract must identify Plan as a direct and intended third party beneficiary, with the right to enforce any breach of the contract concerning the use or disclosure of electronic PHI. Company shall provide a copy of the written contract to Plan upon request.

2.
Company shall report in writing to Plan any Security Incident pertaining to such electronic PHI (whether involving Company or an agent, including a subcontractor) of which it becomes aware. Company shall provide such written report promptly after it becomes aware of any such Security Incident.

F.
Conflicts.  The terms and conditions of this Addendum will override and control any conflicting term or condition of Agreement. All nonconflicting terms and conditions of Agreement remain in full force and effect.

G.	General Provisions.

1.
Definitions. The capitalized terms “Health Care Operations,” “Payment,” “Protected Health Information,” and “Treatment” shall have the same meaning as in 45 C.F.R. §164.501. The capitalized terms “Business Associate” and “Covered Entity” shall have the same meaning as in 45 C.F.R. §160.102.

2.
Amendment to Agreement. Upon the effective date of any final regulation or amendment to final regulations promulgated by the U.S. Department of Health and Human Services with respect to Protected Health Information or Standard Transactions, this Addendum and the Agreement of which it is part will automatically amend such that the obligations they impose on CAI remain in compliance with these regulations.

ATTACHMENT 4.2

FEES FOR ADDITIONAL SERVICES

CAI Standard Rates

Consulting Level	Hourly Rates		Daily Rates
Analyst	$	*	$	*
Consultant	$	*	$	*
Sr. Consultant	$	*	$	*
Manager	$	*	$	*
Sr. Manager	$	*	$	*
Director	$	*	$	*
Sr. Medical Director	$	*	$	*
Vice President	$	*	$	*
VP, National Medical Director	$	*	$	*